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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

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ANACOMP® REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS

Anacomp Reports Revenues of $204 Million for Fiscal 2003; docHarbor Web Presentment Services Has Highest Quarterly Revenues Ever and 20% Annual Growth over Fiscal 2002; Multi-Vendor Services Annual Revenue Grows 26% over Fiscal 2002; Fiscal 2003 Pretax Operating Income from Continuing Operations was $2.1 Million

        SAN DIEGO, CA—January 6, 2004—Anacomp, Inc. (OTC BB: ANCPA), a global provider of information outsourcing, maintenance support and imaging and print solutions, today announced a net loss of $0.4 million for the three months ended September 30, 2003 and net income of $7.3 million for fiscal year 2003. Revenues were $48 million and $204 million for the three months and twelve months ended September 30, 2003, respectively.

        "The results for the year reflect the continued double digit growth of our MVS and docHarbor Web Presentment product line revenues, which have grown 26% and 20%, respectively, over the prior year, "said Jeff Cramer, president and chief executive officer. "Our $5 million fourth quarter docHarbor Web Presentment revenues are a new high water mark for our increasingly popular web based service offering. The new 2003 baseline of over $50 million in annual revenues from our MVS and docHarbor Web Presentment businesses is a formidable milestone in our focused quest for growth."

        "We also succeeded in generating over $2 million of operating income from continuing operations in fiscal year 2003 despite $2.7 million in restructuring charges necessary to consolidate a number of our domestic data centers and parts of the corporate, marketing, sales, and international organizations in order to prepare us for the future," said Cramer. "The $1.5 million of restructuring costs in the fourth quarter mask what would have been the fourth of four positive operating income quarters this year."

        "In November we successfully positioned Anacomp for our future with a new two year credit agreement with Fleet National Bank and Union Bank of California," said executive vice president and chief financial officer Linster (Lin) Fox. "We continued to reduce our borrowings by an additional 28% or $2.2 million over the prior quarter. This brings the total paydown of our credit facility to $49.2 million over the last two years and was accomplished primarily with cash generated from operations. We ended the fourth quarter with our cash position now exceeding our bank debt by $12.5 million," said Fox.

        "I am very pleased with the progress Anacomp has made in fiscal year 2003. Our shareholders are well served by the Company's relentless pursuit of internally generated growth while continuing to exercise sound fiscal management and generate cash," said Phil Smoot, chairman of the board.

        The Company also announced that it will host a conference call for the investment community on January 9, 2004 to discuss the results of its fourth quarter ended September 30, 2003. The conference call, which will begin at 8:30 a.m. PST, may be accessed at 1-888-469-1278, Leader: Jeff Cramer, Passcode: 04 Analyst Call. The conference call replay number will be 1-888-568-0430, Passcode 1904. It will replay from January 9, 2004 until January 16, 2004 5:00 p.m. PST.

Fourth Quarter Fiscal 2003 Results

        For the fourth quarter ended September 30, 2003, Anacomp's operating loss from continuing operations was $0.9 million, compared to $0.5 million operating income from continuing operations in the prior year fourth quarter. The net loss in the fourth quarter of fiscal year 2003 was $0.4 million, compared with a net loss of $3.2 million in the fourth quarter of the prior year. Revenues for the three months ended September 30, 2003 were $48.5 million, compared with $56.7 million in the same period last year.

Product Line Results

        Anacomp operates as one business segment but has several distinct service offerings or product lines. Because of this, we track revenues by product line. This permits management and investors to track the progress of revenues from Multi-Vendor Services, or MVS, and docHarbor Web Presentment Services, two of our principal growth product lines, compared with our traditional CD/Digital and COM revenues. In the fourth quarter of fiscal year 2003, revenues for MVS were $8.8 million, reflecting a 21% growth rate over the prior year quarter. This increase reflects new Original Equipment Manufacturer (OEM) agreements and continued growth in the Company's MVS offerings (services and hardware sales for products manufactured by other companies). In the fourth quarter of fiscal year 2003, MVS represented 64% of total maintenance service revenues, which encompass both MVS and COM Professional Services.

        docHarbor Web Presentment service revenues increased 9% over the prior year fourth quarter, to $5.0 million, in the fourth quarter of fiscal year 2003. This increase reflects growth from new customers, as well as additional revenue from established customers who have increased their use of the Company's web based docHarbor Web Presentment service.

        CD/Digital revenues declined $1.5 million, or 19% from prior year fourth quarter revenues. The decrease reflects the negative impact of increased availability and affordability of alternative web based solutions or in-house, online viewing systems.

        COM revenues—comprised of COM/Other Output Services, COM/Professional Services, and Equipment and Supplies—declined $8.6 million or 23% from the fourth quarter of the prior fiscal year. COM-related product lines have been impacted negatively by the decrease in demand for COM as customers continue to opt for digital solutions such as Web and CD services or in-house solutions.

About Anacomp

        Anacomp, Inc. provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com.

        Contact: Linster W. Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com

FORWARD LOOKING STATEMENTS

        This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating the Company's plans regarding managing revenue generation and costs in changing environments. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be different materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the declining trend in the micrographics and CD market and other industry trends in the Web or Multi-Vendor Service businesses; competition; raw material costs and availability; currency fluctuations; the loss of any significant customers; changes in business strategy or development plans; and general economic and business conditions. These and other factors are discussed in greater detail in Anacomp's Annual Report on Form 10-K and other filings with the SEC.

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

        Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 Annual Meeting of Stockholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A.

        Investors are urged to read Anacomp's Proxy Statement and additional solicitation materials when they become available and other relevant documents filed with the SEC by Anacomp because they will contain important information.

        Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California, 92128, (858) 716-3614.

# # #

Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp and docHarbor are registered trademarks of Anacomp, Inc.

CONSOLIDATED BALANCE SHEETS

Anacomp, Inc. and Subsidiaries

	Reorganized Company
(dollars in thousands, except share amounts)	September 30, 2003	September 30, 2002
Assets
Current assets:
Cash and cash equivalents	$18,390	$15,561
Receivable on sale of Swiss subsidiaries	1,262	—
Accounts receivable, net	29,847	34,949
Current portion of long term receivables, net	889	1,305
Inventories	3,174	3,474
Prepaid expenses and other	3,909	5,137
Assets of discontinued operations	—	12,027

Total current assets	57,471	72,453
Property and equipment, net	18,398	21,448
Long term receivables, net of current portion	928	1,188
Reorganization value in excess of identifiable net assets	73,363	74,537
Intangible assets, net	8,829	10,813
Other assets	5,952	5,510

	$164,941	$185,949

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of revolving credit facility	$—	$29,975
Accounts payable	9,118	10,756
Accrued compensation, benefits and withholdings	14,233	16,294
Deferred revenue	7,784	7,117
Accrued income taxes	1,063	1,264
Other accrued liabilities	9,262	9,305
Liabilities of discontinued operations	—	4,241

Total current liabilities	41,460	78,952

Long-term liabilities:
Senior secured revolving credit facility	5,917	—
Pension benefit obligation	13,296	10,987
Other long-term liabilities	3,125	2,866

Total long-term liabilities	22,338	13,853

Commitments and contingencies
Stockholders' equity:
Preferred stock, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 40,787,711 shares authorized; 4,038,534 shares issued and outstanding	40	40
Additional paid-in capital	97,000	96,942
Accumulated other comprehensive loss	(891)	(1,526)
Accumulated earnings (deficit)	4,994	(2,312)

Total stockholders' equity	101,143	93,144

	$164,941	$185,949

CONSOLIDATED STATEMENTS OF OPERATIONS

Anacomp, Inc. and Subsidiaries

	Reorganized Company		Predecessor Company
(dollars and shares in thousands, except per share amounts)	Year ended September 30, 2003	Nine months ended September 30, 2002	Three months ended December 31, 2001
Revenues:
Services	$166,594	$140,739	$55,098
Equipment and supply sales	37,429	33,068	12,926

	204,023	173,807	68,024

Cost of revenues:
Services	113,789	95,099	36,630
Equipment and supply sales	25,353	22,994	9,874

	139,142	118,093	46,504

Gross profit	64,881	55,714	21,520
Costs and expenses:
Engineering, research and development	6,397	5,305	1,680
Selling, general and administrative	51,720	43,622	15,643
Amortization of intangible assets, including goodwill	1,983	1,487	2,896
Restructuring charges (credits)	2,697	2,081	(1,032)

Operating income (loss) from continuing operations	2,084	3,219	2,333

Other income (expense):
Interest income	257	353	155
Interest expense and fee amortization	(1,789)	(3,069)	(3,114)
Gain on extinguishment of debt	—	—	265,329
Other	519	296	(221)

	(1,013)	(2,420)	262,149

Income (loss) from continuing operations before reorganization items and income taxes	1,071	799	264,482
Reorganization items	—	—	13,328

Income (loss) from continuing operations before income taxes	1,071	799	277,810
Provision for income taxes	1,760	4,024	450

(Loss) income from continuing operations	(689)	(3,225)	277,360
Gain on sale of discontinued operations, net of taxes	7,995	—	—
Income from discontinued operations, net of taxes	—	913	—

Net income (loss)	$7,306	$(2,312)	$277,360

Basic and diluted per share data:
Basic and diluted net loss from continuing operations	$(0.17)	$(0.80)
Gain on sale of discontinued operations	1.98	—
Basic and diluted net income from discontinued operations	—	0.23

Basic and diluted net income (loss)	$1.81	$(0.57)

Shares used in computing basic and diluted net income (loss) per share	4,039	4,036

CONSOLIDATED STATEMENTS OF CASH FLOWS

Anacomp, Inc. and Subsidiaries

	Reorganized Company		Predecessor Company
(dollars in thousands)	Year ended September 30, 2003	Nine months ended September 30, 2002	Three months ended December 31, 2001
Cash flows from operating activities:
Net income (loss)	$7,306	$(2,312)	$277,360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Other income due to extinguishment of debt	—	—	(265,329)
Adjustment of assets and liabilities to fair value	—	—	(16,916)
Write off of deferred debt issuance costs and unamortized premiums and discounts	—	—	2,216
Gain on sale of discontinued operations	(7,995)	—	—
Income from discontinued operations	—	(913)	—
Depreciation and amortization	14,414	12,999	7,194
Amortization of debt fees, premiums and discounts	516	516	92
Utilization of deferred tax asset without rate benefit	—	1,994	—
Non-cash legal settlement charge	—	—	—
Non-cash compensation	58	—	—
Other non-cash charges	32	358	349
Change in assets and liabilities:
Accounts and other receivables	5,102	(1,239)	3,092
Inventories	760	(148)	739
Prepaid expenses and other assets	1,708	(5,497)	332
Accounts payable, accrued expenses and other liabilities	(7,518)	8,039	(3,733)
Accrued interest	—	(13)	(387)

Net cash provided by continuing operations	14,383	13,784	5,009
Net operating cash provided by discontinued operations	—	2,797	—

Net cash provided by operating activities	14,383	16,581	5,009

Cash flows from investing activities:
Purchases of property and equipment for continuing operations	(3,068)	(2,727)	(1,075)
Purchases of property and equipment for discontinued operations	—	(48)	—
Proceeds from sale of discontinued operations and other assets	14,631	—	—
Payments to acquire product line assets and customer rights	(500)	—	—

Net cash provided by (used in) investing activities	11,063	(2,775)	(1,075)

Cash flows from financing activities:
Proceeds from liquidation of currency swap contracts	—	—	—
Proceeds from revolving line of credit	2,500	—	—
Payments on revolving line of credit	(26,558)	(23,100)	(2,000)

Net cash used in financing activities	(24,058)	(23,100)	(2,000)

Effect of exchange rate changes on cash	1,441	725	637

Increase (decrease) in cash and cash equivalents	2,829	(8,569)	2,571
Less increase in cash from discontinued operations	—	(2,749)	—

Cash and cash equivalents at beginning of period	15,561	26,879	24,308

Cash and cash equivalents at end of period	$18,390	$15,561	$26,879

ANACOMP, INC.

QUARTERLY REVENUES AND EBITDA

(in thousands, including footnotes)

	FY 2002 EXCLUDING DISCONTINUED OPERATIONS (ALL PERIODS)					FY 2003
					FY 2002 TOTAL(D)					FY 2003 TOTAL(D)
	Q1(A)	Q2	Q3	Q4		Q1	Q2	Q3	Q4
Revenues:
MVS	$6,459	$6,421	$6,871	$7,263	$27,014	$8,117	$8,238	$9,020	$8,749	$34,124
docHarbor Web Presentment	3,048	3,891	4,038	4,611	15,588	4,783	4,713	4,309	4,984	18,789

Subtotal	9,507	10,312	10,909	11,874	42,602	12,900	12,951	13,329	13,733	52,913

CD / Digital	8,513	8,982	8,016	8,069	33,580	7,329	7,336	7,038	6,597	28,300

COM / Other Output Services	24,954	24,243	21,966	20,885	92,048	19,158	18,777	16,928	15,944	70,807
COM Professional Services	6,886	6,228	6,114	5,895	25,123	5,538	5,268	5,170	4,858	20,834
Equipment / Supplies	10,659	10,842	9,529	9,943	40,973	8,046	8,449	7,341	7,333	31,169

Subtotal	42,499	41,313	37,609	36,723	158,144	32,742	32,494	29,439	28,135	122,810

Total revenues	$60,519	$60,607	$56,534	$56,666	$234,326	$52,971	$52,781	$49,806	$48,465	$204,023

Reconciliation of EBITDA to Operating Results
	Q1(A)	Q2	Q3	Q4	Q1	Q2	Q3	Q4
EBITDA(B)	$7,444	$7,242	$6,272	$4,876	$5,096	$5,194	$5,091	$4,602
Depreciation and amortization	(7,044)	(4,445)	(4,295)	(4,293)	(3,973)	(3,654)	(3,427)	(3,360)
Other income (expense), net	262,182	(1,258)	(426)	(736)	(756)	(463)	(417)	623
Non-cash compensation	—	—	—	(57)	(33)	(25)	—	—
Reorganization items	13,328	—	—	—	—	—	—	—
Restructuring credits (charges)	1,032	—	(2,081)	—	—	—	(1,152)	(1,545)
Other(C)	(1)	(1)	1	—	(48)	(48)	(49)	(585)
Income from operations before income taxes and gain on sale of discontinued operations	$276,941	$1,538	$(529)	$(210)	$286	$1,004	$46	$(265)

(A)
Results exclude our Switzerland operations and two smaller operating units sold in fiscal year 2002. The discontinued operations generated the following revenues in the three months ended December 31, 2001: MVS $55, Web Presentment $128, CD/Digital $6,059, COM/Other Output Services $567, COM Professional Services $279, and Equipment/Supplies $417 for total revenue of $7,505. These operating units generated EBITDA of $1,051 and had depreciation expense of $150 and other income/expense of $33.
(B)
Anacomp reports its financial results in accordance with GAAP, and additionally on a non-GAAP basis using EBITDA. EBITDA is not in accordance with, nor a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Anacomp uses EBITDA to evaluate and manage the Company's operations. Anacomp is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates historically used by investors who follow the Company.
(C)
International pension costs from non-operating actuarial long-term measurements including primarily interest, reported as selling, general and administrative expense.
(D)
Results for the fiscal year ended September 30, 2003 are not fully comparable to those for the prior twelve-month period because, for the quarter ended December 31, 2001, Anacomp was employing the accounting principles of the pre-reorganization predecessor company. Effective January 1, 2002, for the balance of the fiscal year ended September 30, 2002 and for the fiscal year ended September 30, 2003, Anacomp reported as a reorganized company, as reflected in the consolidated statements of operations and consolidated statements of cash flows attached to this release.

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ANACOMP® REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS
FORWARD LOOKING STATEMENTS
INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS Anacomp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS Anacomp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS Anacomp, Inc. and Subsidiaries
ANACOMP, INC. QUARTERLY REVENUES AND EBITDA (in thousands, including footnotes)